CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$1,335,000	$134.43

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated December 28, 2015

(To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013,

the Prospectus Addendum dated February 3, 2015 and the Index Supplement dated July 19, 2013)

Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$1,335,000 Buffered SuperTrackSM Notes due June 28, 2019 Linked to the Lesser Performing Index of the Dow Jones Industrial AverageSM and the Russell 2000® Index Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	December 28, 2015

Issue Date:	December 31, 2015

Final Valuation Date:*	June 25, 2019

Maturity Date:*	June 28, 2019

Reference Assets:	The Dow Jones Industrial AverageSM (the “DJIA Index”) and the Russell 2000® Index (the “Russell 2000 Index”), as set forth in the following table:

Reference Asset	Bloomberg Ticker	Initial Level
DJIA Index	INDU<Index>	17,528.27
Russell 2000 Index	RTY <Index>	1,148.21

The DJIA Index and the Russell 2000 Index are each referred to in this pricing supplement as an “Index” and collectively as the “Indices”.

Payment at Maturity:

If you hold your Notes to maturity, you will receive on the Maturity Date (in each case, subject to our credit risk) a cash payment per $1,000 principal amount Note that you hold calculated as follows:

•       If the Index Return of the Lesser Performing Index is positive, you will receive a cash payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Upside Leverage Factor × Index Return of the Lesser Performing Index]

•       If the Index Return of the Lesser Performing Index is equal to or less than 0.00% and equal to or greater than -15.00%, you will receive a cash payment of $1,000 per $1,000 principal amount Note that you hold

•       If the Index Return of the Lesser Performing Index is less than -15.00%, you will receive a cash payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × (Index Return of the Lesser Performing Index + Buffer Percentage)]

If the Index Return of the Lesser Performing Index is less than -15.00%, you will lose 1.00% of the principal amount of your Notes for every 1.00% that the Index Return of the Lesser Performing Index falls below -15.00%. You may lose up to 85.00% of your principal at maturity.

Any payment on the Notes is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-In Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus addendum for more information.

Consent to U.K. Bail-in Power:	By acquiring the Notes, you acknowledge, agree to be bound by, and consent to the exercise of, any U.K. Bail-in Power. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)(4)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	3.50%	96.50%
Total	$1,335,000	$1,335,000	$40,436	$1,294,564

(1)	Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $965.00 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.
(2)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $935.00 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-4 of this pricing supplement.
(3)	Barclays Capital Inc. will receive commissions from the Issuer of up to 3.50% of the principal amount of the Notes, or up to $35.00 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The per Note agent’s commission and proceeds to issuer shown above is the minimum amount of proceeds that the Issuer receives per Note, assuming the maximum Agent’s commission per Note of 3.50%. The total Agent’s commission and total proceeds to Issuer shown above give effect to the actual amount of the variable Agent’s commission but do not take into account the payment by Barclays Capital Inc. of any of the Marketing Fees or Other Fees (as described below).
(4)	In addition to the selling concessions and fees described above, Barclays Capital Inc. will pay, and will be reimbursed by the Issuer for, (a) additional fees or concessions (“Other Fees”) to certain dealers participating in the offering of the Notes as compensation for the sale by such dealers of the Notes of 1.40% of the principal amount per Note and (b) additional marketing, structuring, referral or other fees (collectively, “Marketing Fees”) of up to 0.50% of the principal amount per Note in connection with the distribution of the Notes by certain dealers participating in such distribution. With respect to each dealer participating in the distribution of the Notes, in no case will the sum of (a) the selling commissions and fees and Other Fees paid to that dealer and (b) the amount of Marketing Fees, if any, paid in connection with the distribution of Notes by that dealer exceed 3.75% of the principal amount per Note.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and on page PA-1 of the prospectus addendum and “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Buffer Percentage:	15.00%

Upside Leverage Factor:	1.27

Lesser Performing Index:	The Index with the lowest Index Return, as calculated in the manner set forth below

Index Return:	With respect to each Index, the performance of such Index from its Initial Level to its Final Level, calculated as follows: Final Level – Initial Level Initial Level

Initial Level:	With respect to an Index, the Closing Level on the Initial Valuation Date, as set forth in the table above

Final Level:	With respect to an Index, the Closing Level on the Final Valuation Date

Closing Level:

With respect to an Index on any date, the official closing level of the Index published at the regular weekday close of trading on that day as displayed on the applicable Bloomberg Professional® service page noted above or any successor page on Bloomberg Professional® service or any successor service, as applicable (rounded to two decimal places, if applicable)

In certain circumstances, the closing level of an Index will be based on the alternate calculation of the Index as described under “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement

Reference Asset Business Day:

A day that is a scheduled trading day with respect to each Index

The term “scheduled trading day”, with respect to each Index, has the meaning set forth under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement

Calculation Agent:	Barclays Bank PLC

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:	06741UX33 / US06741UX334

*	Subject to postponement in the event of a market disruption event as described under “Selected Purchase Considerations—Market Disruption Events” in this pricing supplement”

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, the prospectus addendum and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Prospectus Addendum dated February 3, 2015:

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

•	Index Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

CONSENT TO U.K. BAIL-IN POWER

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following table illustrates the hypothetical total return at maturity on the Notes under various circumstances. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

•	Hypothetical Initial Level of each Index: 100.00*

•	Buffer Percentage: 15.00%

•	Upside Leverage Factor: 1.27

*	The hypothetical Initial Level of 100.00 for each Index has been chosen for illustrative purposes only. The actual Initial Level for each Index is as set forth on the cover of this pricing supplement.

Final Level		Index Return
DJIA Index	Russell 2000 Index	DJIA Index	Russell 2000 Index	Lesser Performing Index	Payment at Maturity**	Total Return on the Notes
155.00	150.00	55.00%	50.00%	50.00%	$1,635.00	63.50%
140.00	170.00	40.00%	70.00%	40.00%	$1,508.00	50.80%
135.00	130.00	35.00%	30.00%	30.00%	$1,381.00	38.10%
120.00	135.00	20.00%	35.00%	20.00%	$1,254.00	25.40%
115.00	110.00	15.00%	10.00%	10.00%	$1,127.00	12.70%
105.00	125.00	5.00%	25.00%	5.00%	$1,063.50	6.35%
100.00	140.00	0.00%	40.00%	0.00%	$1,000.00	0.00%
95.00	90.00	-5.00%	-10.00%	-10.00%	$1,000.00	0.00%
85.00	102.00	-15.00%	2.00%	-15.00%	$1,000.00	0.00%
115.00	80.00	15.00%	-20.00%	-20.00%	$950.00	-5.00%
70.00	75.00	-30.00%	-25.00%	-30.00%	$850.00	-15.00%
150.00	60.00	50.00%	-40.00%	-40.00%	$750.00	-25.00%
50.00	65.00	-50.00%	-35.00%	-50.00%	$650.00	-35.00%
40.00	103.00	-60.00%	3.00%	-60.00%	$550.00	-45.00%
115.00	30.00	15.00%	-70.00%	-70.00%	$450.00	-55.00%
20.00	60.00	-80.00%	-40.00%	-80.00%	$350.00	-65.00%
90.00	10.00	-10.00%	-90.00%	-90.00%	$250.00	-75.00%
0.00	85.00	-100.00%	-15.00%	-100.00%	$150.00	-85.00%

**	per $1,000 principal amount Note

The following examples illustrate how total returns set forth in the table above are calculated:

Example 1: The Final Level of the DJIA Index is 105.00 and the Final Level of the Russell 2000 Index is 125.00.

Because the DJIA Index has the lower Index Return, the DJIA Index is the Lesser Performing Index. Accordingly, you will receive a payment at maturity of $1,063.50 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × Upside Leverage Factor × Index Return of the Lesser Performing Index]

$1,000 + [$1,000 × 1.27 x 5.00%] = $1,063.50

The total return on investment of the Notes is 6.35%.

Example 2: The Final Level of the DJIA Index is 95.00 and the Final Level of the Russell 2000 Index is 90.00.

Because the Russell 2000 Index has the lower Index Return, the Russell 2000 Index is the Lesser Performing Index. Because the Index Return of the Lesser Performing Index is not positive but is not less than -15.00%, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold.

The total return on investment of the Notes is 0.00%.

Example 3: The Final Level of the DJIA Index is 150.00 and the Final Level of the Russell 2000 Index is 60.00.

Because the Russell 2000 Index has the lower Index Return, the Russell 2000 Index is the Lesser Performing Index. Because the Index Return of the Lesser Performing Index is less than -15.00%, you will receive a payment at maturity of $750.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × (Index Return of the Lesser Performing Index + Buffer Percentage)]

$1,000 + [$1,000 × (-40.00% + 15.00%)] = $750.00

The total return on investment of the Notes is -25.00%.

Example 4: The Final Level of the DJIA Index is 50.00 and the Final Level of the Russell 2000 Index is 65.00.

Because the DJIA Index has the lower Index Return, the DJIA Index is the Lesser Performing Index. Because the Index Return of the Lesser Performing Index is less than -15.00%, you will receive a payment at maturity of $650.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × (Index Return of the Lesser Performing Index + Buffer Percentage)]

$1,000 + [$1,000 × (-50.00% + 15.00%)] = $650.00

The total return on investment of the Notes is -35.00%.

Example 2 demonstrates that you will not receive more than the principal amount of your Notes unless the Index Returns of both Indices are positive. Examples 3 and 4 further demonstrate that you will have downside exposure to the negative performance of the Lesser Performing Index if the Index Return of the Lesser Performing Index falls below -15.00%, even if the Index Return of the other Index is positive. Your loss will not be mitigated in any way by virtue of the Index Return of the other Index being higher than that of the Lesser Performing Index.

SELECTED PURCHASE CONSIDERATIONS

•	Reference Asset Business Days and Market Disruption Events—The Final Valuation Date and the Maturity Date are subject to postponement in the event that the Final Valuation Date is not a Reference Asset Business Day or if a Market Disruption Event occurs or is continuing with respect to either Index on the Final Valuation Date.

If the scheduled Final Valuation Date is not a Reference Asset Business Day, the Final Valuation Date will be the next following Reference Asst Business Day. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing with respect to either Index on the scheduled Final Valuation Date, the Final Valuation Date will be postponed. If such postponement occurs, the Final Level of each Index will be determined using the Closing Levels on the first following Reference Asset Business Day on which no Market Disruption Event occurs or is continuing with respect to either Index. In no event, however, will the Final Valuation Date be postponed by more than five Reference Asset Business Days. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of either Index on such fifth day, the Calculation Agent will determine the Closing Level of any Index unaffected by such Market Disruption Event using the Closing Level on such fifth day, and will make an estimate of the Closing Level of any Index affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of such Market Disruption Event.

In the event that the Final Valuation Date is postponed, the Maturity Date will be postponed such that the number of business days between the Final Valuation Date and the Maturity Date remains the same. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five Reference Asset Business Days (as described above).

For a description of what constitutes a Market Disruption Event with respect to the Indices, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.

•	Adjustments to the Indices—The Indices are subject to adjustment in various circumstances, as described under “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index” in the accompanying prospectus supplement.

•	Exposure to the Indices—The DJIA Index is a price-weighted index comprised of 30 common stocks and serves as a measure of the entire United States market. The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information regarding the Indices, please see “Information Regarding the Indices” in this pricing supplement.

•	Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled derivative contract with respect to the Indices. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Non-U.S. Holders. The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.” The Treasury Department has issued regulations under Section 871(m) of the Internal Revenue Code which impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the regulations refer to as “specified ELIs”) that are owned by non-U.S. holders. However, the regulations do not apply to “specified ELIs” issued prior to January 1, 2016; accordingly, non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Internal Revenue Code.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Indices or their components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, prospectus addendum and index supplement, including the risk factors discussed under the following headings of the prospectus supplement (unless otherwise noted):

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security Is Based on the Performance of Only One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”; and

•	“Risk Factors—Under The Terms of the Notes, You Have Agreed To Be Bound By The Exercise of Any U.K. Bail-in Power By The Relevant U.K. Resolution Authority” (in the accompanying prospectus addendum).

In addition to the risks described above, you should consider the following:

•	Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal. The Notes provide for limited protection (subject to our credit risk) at maturity and only to the extent afforded by the Buffer Percentage. If the Index Return of the Lesser Performing Index is negative, the payment at maturity of the Notes will depend on whether and the extent to which the Index Return of the Lesser Performing Index is less than -15.00%. If the Index Return of the Lesser Performing Index is less than -15.00%, you will lose an amount equal to 1 % of the principal amount of your Notes for every 1% that the Index Return of the Lesser Performing Index falls below -15.00%. You may lose up to 85.00% of the principal amount of your Notes.

•	You Will Not Receive More than the Principal Amount of Your Notes at Maturity Unless the Index Returns of Both Indices are Positive; Your Payment at Maturity Will be Calculated Solely Based Upon the Index Return of the Lesser Performing Index—The payment at maturity on your Notes will not exceed the principal amount of your Notes unless the Index Returns of both of the Indices are positive. Even if the Index Returns of both Indices are positive, the payment at maturity on your Notes will nonetheless be calculated solely based upon the Index Return of the Lesser Performing Index. You will not participation in any appreciation of the other Index that is in excess of the Index Return of the Lesser Performing Index, which may be significant.

Similarly, if both Indices have negative Index Returns, any payment at maturity will depend solely on whether and to the extent that the Index Return of the Lesser Performing Index is less than -15.00%. If the Index Return of the Lesser Performing Index falls below -15.00%, you will lose a portion of the principal amount of your Notes, as described above. Your losses will not be limited in any way by virtue of the Index Return of the other Index being greater than the Index Return of the Lesser Performing Index.

•	The Payment at Maturity of Your Notes is Not Based on the Level of Either Index at Any Time Other than the Closing Level of the Lesser Performing Index on the Final Valuation Date—The Final Levels and Index Returns of the Indices (and, accordingly, the Index Return of the Lesser Performing Index) will be based solely on the Closing Levels of the Indices on the Final Valuation Date. Accordingly, if the level of the Lesser Performing Index drops precipitously on the Final Valuation Date, the payment at maturity that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the level of such Index at any time prior to such drop.

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture relating to the Notes) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. Accordingly, your rights as a holder of the Notes are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this pricing supplement and the risk factors in the accompanying prospectus addendum for more information.

•	No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities comprising either Index would have.

•	Historical Performance of an Index Should Not Be Taken as Any Indication of the Future Performance of that Index Over the Term of the Notes—The historical performance of a Index is not an indication of the future performance of that Index over the term of the Notes. The historical correlation between Indices is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Indices individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of either Index.

•	The Notes are Subject to Risks Associated with Small Capitalization Stocks—The Russell 2000 Index is intended to track the small capitalization segment of the U.S. equity market. The stock prices of smaller sized companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies may be less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•	The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•

The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes. In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the prospectus, the prospectus addendum and the index supplement. Neither the Issuer nor Barclays Capital Inc. nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment

•	Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case require you to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the levels of the Indices on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Indices and the stocks underlying the Indices;

•	the time to maturity of the Notes;

•	the market price and dividend rate on the stocks underlying the Indices;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE INDICES

The Dow Jones Industrial AverageSM

As noted above, the DJIA Index is a price-weighted index comprised of 30 common stocks. The DJIA Index serves as a measure of the entire United States market, including such sectors as financial services, technology, retail, entertainment and consumer goods.

For more information about the DJIA Index, the index sponsor and license agreement between the index sponsor and the Issuer, as well as certain risk factors that you should consider, see “Reference Assets—Non-Proprietary Indices-Equity Indices—Dow Jones Industrial AverageSM” and “Risk Factors” on page IS-16 and IS-2, respectively, of the accompanying index supplement.

Historical Performance of the DJIA Index

You should not take the historical levels of the Index as an indication of the future performance of the DJIA Index. The level of the DJIA Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the DJIA Index during any period shown below is not an indication that the DJIA Index is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the DJIA Index. The actual performance of the DJIA Index over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Closing Levels of the DJIA Index for each of the periods noted below. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	13,056.72	11,740.15	12,262.89
June 30, 2008	13,058.20	11,346.51	11,350.01
September 30, 2008	11,782.35	10,365.45	10,850.66
December 31, 2008	10,831.07	7,552.29	8,776.39
March 31, 2009	9,034.69	6,547.05	7,608.92
June 30, 2009	8,799.26	7,761.60	8,447.00
September 30, 2009	9,829.87	8,146.52	9,712.28
December 31, 2009	10,548.51	9,487.67	10,428.05
March 31, 2010	10,907.42	9,908.39	10,856.63
June 30, 2010	11,205.03	9,774.02	9,774.02
September 30, 2010	10,860.26	9,686.48	10,788.05
December 31, 2010	11,585.38	10,751.27	11,577.51
March 31, 2011	12,391.25	11,613.30	12,319.73
June 30, 2011	12,810.54	11,897.27	12,414.34
September 30, 2011	12,724.41	10,719.94	10,913.38
December 31, 2011	12,294.00	10,655.30	12,217.56
March 31, 2012	13,252.76	12,359.92	13,212.04
June 30, 2012	13,279.32	12,101.46	12,880.09
September 30, 2012	13,596.93	12,573.27	13,437.13
December 31, 2012	13,610.15	12,542.38	13,104.14
March 31, 2013	14,578.54	13,328.85	14,578.54
June 30, 2013	15,409.39	14,537.14	14,909.60
September 30, 2013	15,676.94	14,776.13	15,129.67
December 31, 2013	16,576.66	14,776.53	16,576.66
March 31, 2014	16,530.94	15,372.80	16,457.66
June 30, 2014	16,947.08	16,026.75	16,826.60
September 30, 2014	17,279.74	16,368.27	17,042.90
December 31, 2014	18,053.71	16,117.24	17,823.07
March 31, 2015	18,288.63	17,164.95	17,776.12
June 30, 2015	18,312.39	17,596.35	17,619.51
September 30, 2015	18,120.25	15,666.44	16,284.70
December 28, 2015*	17,918.15	16,272.01	17,528.27

*	For the period commencing on October 1, 2015 and ending on December 28, 2015

The following graph sets forth the historical performance of the DJIA Index based on daily Closing Levels from January 1, 2008 through December 28, 2015. The Closing Level of the DJIA Index on December 28, 2015 was 17,528.27.

Historical Performance of the Dow Jones Industrial AverageSM

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The Russell 2000® Index

As noted above, the Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

For more information regarding the Russell 2000 Index, the index sponsor and license agreement between the index sponsor and the Issuer, as well as certain risk factors that you should consider, see “Reference Assets—Non-Proprietary Indices—Equity Indices—Russell 2000® Index” and “Risk Factors” on page IS-31 and IS-2, respectively, of the accompanying index supplement.

Historical Performance of the Russell 2000 Index

You should not take the historical levels of the Russell 2000 Index as an indication of the future performance of the Russell 2000 Index. The level of the Russell 2000 Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the Russell 2000 Index during any period shown below is not an indication that the Russell 2000 Index is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the Russell 2000 Index. The actual performance of the Russell 2000 Index over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Closing Level of the Russell 2000 Index for each of the periods noted below. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	753.55	643.97	687.97
June 30, 2008	763.27	686.07	689.66
September 30, 2008	754.38	657.72	679.58
December 31, 2008	671.59	385.31	499.45
March 31, 2009	514.71	343.26	422.75
June 30, 2009	531.68	429.16	508.28
September 30, 2009	620.69	479.27	604.28
December 31, 2009	634.07	562.40	625.39
March 31, 2010	690.30	586.49	678.64
June 30, 2010	741.92	609.49	609.49
September 30, 2010	677.64	590.03	676.14
December 31, 2010	792.35	669.45	783.65
March 31, 2011	843.55	773.18	843.55
June 30, 2011	865.29	777.20	827.43
September 30, 2011	858.11	643.42	644.16
December 31, 2011	765.43	609.49	740.92
March 31, 2012	846.13	747.28	830.30
June 30, 2012	840.63	737.24	798.49
September 30, 2012	864.70	767.75	837.45
December 31, 2012	852.49	769.48	849.35
March 31, 2013	953.07	872.60	951.54
June 30, 2013	999.99	901.51	977.48
September 30, 2013	1,078.41	989.54	1,073.79
December 31, 2013	1,163.64	1,043.46	1,163.64
March 31, 2014	1,208.65	1,093.59	1,173.04
June 30, 2014	1,192.96	1,095.99	1,192.96
September 30, 2014	1,208.15	1,101.68	1,101.68
December 31, 2014	1,219.11	1,049.30	1,204.70
March 31, 2015	1,266.37	1,154.71	1,252.77
June 30, 2015	1,295.80	1,215.42	1,253.95
September 30, 2015	1,273.33	1,083.91	1,100.69
December 28, 2015*	1,204.16	1,097.55	1,148.21

*	For the period commencing on October 1, 2015 and ending on December 28, 2015

The following graph sets forth the historical performance of the Russell 2000 Index the based on daily Closing Levels from January 1, 2008 through December 28, 2015. The Closing Level of the Russell 2000 Index on December 28, 2015 was 1,148.21.

Historical Performance of the Russell 2000® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.

Notwithstanding anything to the contrary in “Plan of Distribution—Initial Offering and Issue of Securities” in the accompanying prospectus, the underwriting discount or Agent’s commission is up to $35.00 per Note or up to 3.50% of the principal amount per Note, as described on the cover page of this pricing supplement.

In addition, as described on the cover page of this pricing supplement, the Agent will pay, and be reimbursed by the Issuer for, (a) additional fees or concessions to certain dealers participating in the offering of the Notes as compensation for the sale by such dealers of the Notes (“Other Fees”) of 1.40% of the principal amount per Note and (b) additional marketing, structuring, referral or other fees (collectively, “Marketing Fees”) of up to 0.50% of the principal amount per Note in connection with the distribution of the Notes by certain dealers participating in such distribution. With respect to each dealer participating in the distribution of the Notes, in no case will the sum of (a) the selling commissions and fees and Other Fees paid to that dealer and (b) the amount of Marketing Fees, if any, paid in connection with the distribution of Notes by that dealer exceed 3.75% of the principal amount per Note.